PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated April 14, 2010)	Registration No. 333-165733

1,600 Shares of Series B-1 Convertible Preferred Stock

We are offering up to 1,600 shares of our Series B-1 Convertible Preferred Stock.  This offering also includes an aggregate of up to 6,400,000 shares of common stock initially issuable upon conversion of the Series B-1 Convertible Preferred Stock (plus any shares issuable as a result of any adjustment to the number of shares of common stock underlying the Series B-1 Convertible Preferred Stock as described herein).

The shares of Series B-1 Convertible Preferred Stock will be sold for a purchase price equal to $1,000 per share. Subject to certain ownership limitations, the Series B-1 Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion price of $0.25 per share.

For a more detailed description of our Series B-1 Convertible Preferred Stock, see the section entitled “Description of Series B-1 Convertible Preferred Stock” beginning on page S-14, and for a more detailed description of our common stock, see the section entitled “Description of Capital Stock—Common Stock” beginning on page 4 of the accompanying prospectus.

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “OXBT”. The last reported sale price of our common stock on The NASDAQ Capital Market on February 21, 2013 was $0.50 per share.  We do not intend to list the Series B-1 Convertible Preferred Stock on any exchange.

As of February 22, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $23,014,613, based on 34,065,207 shares of outstanding common stock, of which 29,889,108 shares were held by non-affiliates, and a per share price of $0.77 based on the closing price of our common stock on January 22, 2013.  During the prior twelve-calendar-month period that ends on, and includes, the date of this prospectus supplement, and including this offering we offered securities with an aggregate market value of approximately $7,656,012 pursuant to General Instruction I.B.6.of Form S-3.

We have retained Ladenburg Thalmann & Co. Inc. to act as our exclusive placement agent for this offering.  We have agreed to pay the placement agent the placement agent fee set forth in the table below, which assumes that we sell all of the securities we are offering. We have also agreed to reimburse the placement agent for certain of its expenses as described under “Plan of Distribution” in this prospectus supplement. The placement agent is not required to arrange for the sale of any specific number of securities or dollar amount but will use reasonable best efforts to arrange for the sale of the securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement.

	Per Share	Maximum Offering Amount
Public offering price	$1,000	$1,600,000
Placement agent fees (1)	$70	$112,000
Proceeds, before expenses, to Oxygen Biotherapeutics, Inc.	$930	$1,488,000

(1)	In addition, we have agreed to reimburse certain expenses of the placement agent as described in the “Plan of Distribution” section.

We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $45,000. The placement agent is not purchasing or selling any of our shares of Series B-1 Convertible Preferred Stock pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of shares of Series B-1 Convertible Preferred Stock. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent’s fees and proceeds to us may be substantially less than the maximum amounts set forth above. We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about February 27, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.

The date of this prospectus supplement is February 22, 2013

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of these documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we are offering to sell Series B-1 Convertible Preferred Stock, which is convertible into shares of our common stock, which we refer to herein collectively as the securities, using this prospectus supplement and the accompanying prospectus. In this prospectus supplement, we provide you with specific information about the securities that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our securities being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” on page S-18 of the prospectus supplement before investing in our securities.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.  All of the summaries are qualified in their entirety by the actual documents.  Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless the context requires otherwise, in this prospectus supplement and the accompanying prospectus the terms “Oxygen Biotherapeutics,” “we,” “us” and “our” refer to Oxygen Biotherapeutics, Inc., a Delaware corporation.

SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus and prospectus supplement. You should read this summary together with the entire prospectus supplement and prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement, before making an investment decision. See the Risk Factors section of this prospectus supplement on page S-11 for a discussion of the risks involved in investing in our securities.

Oxygen Biotherapeutics, Inc.

Company Overview

We are engaged in the business of developing biotechnology products with a focus on oxygen delivery to specific target tissues. We are currently developing Oxycyte®, a systemic perfluorocarbon, or PFC, product we believe is a safe and effective oxygen carrier for use in situations of acute ischemia.  In addition, we have developed a family of perfluorocarbon-based oxygen carriers for use in personal care, topical wound healing, and other topical indications. While Oxycyte has been successful in two clinical trials and is currently being evaluated in a Phase II-b clinical trial for the treatment of traumatic brain injury, or TBI, we also plan to focus on developing our most advanced topical products: Dermacyte® and Wundecyte™, as we believe these products have a significant opportunity for near-term commercialization.

Oxycyte

Our Oxycyte oxygen carrier product is a PFC-based oil in water emulsion, which is provided to the patient intravenously. The physical-chemical properties of PFCs enable our product to concentrate oxygen from the lungs and transport it through the body releasing it along the way.  Over a period of days Oxycyte is gradually exhaled through the lungs during the normal process of respiration. Oxycyte requires no cross matching, so it is immediately available and compatible with all patients’ blood types. Oxycyte has an extended shelf life compared to blood and is provided as a sterile emulsion ready for intravenous administration.  Because it contains no biological components, there is reduced risk of transmission of blood-borne viruses from human blood products.  Further, since Oxycyte is based on readily available inert compounds, we believe it can be manufactured on a cost-effective basis in amounts sufficient to meet demand.

We received approval of our Investigational New Drug application, or IND, for severe TBI filed with the U.S. Food and Drug Administration, or FDA, and began Phase I clinical studies in October 2003, which were completed in December 2003. We submitted a report on the results to the FDA along with a Phase II protocol in 2004. Phase II-A clinical studies began in the fourth quarter 2004, and were completed in 2006. A further Phase II study protocol was filed with the FDA in the spring of 2008, but remained on clinical hold by the FDA due to safety concerns raised by the regulatory agency. In March 2011, we received confirmation of a $2.07 million, two-year cost reimbursement award from the U.S. Army to conduct safety related studies for Oxycyte.  PFC emulsions, as a therapeutic class, are known to interact with the reticuloendothelial system as part of the clearance mechanism, as well as affect the number of circulating platelets. The studies supported by this grant will examine the effects of Oxycyte on the immune system, platelet function and distribution, as well as the safety and efficacy of platelet transfusion, which can be necessary for patients with TBI and related polytrauma. Additional studies under this grant will be conducted to evaluate the pharmacokinetics of PFCs in relevant species. We believe the results of these studies will support the safety profile of Oxycyte PFC emulsion and adequately address the FDA’s safety concerns. The aforementioned comprehensive preclinical program is under way, and we have sought FDA input and guidance with the aim of ensuring that the data collected will answer the questions regulators raise. We expect to commit a substantial portion of our financial and business resources over the next three years to testing Oxycyte and advancing this product to regulatory approval for use in one or more medical applications.

Despite the FDA’s postponement of Oxycyte trials in the United States, we are authorized to continue our TBI clinical studies abroad. After receiving the FDA clinical hold, we filed a revised protocol as a dose-escalation study with the regulatory authorities in Switzerland and Israel. The relevant Swiss regulatory body approved the protocol in August 2009, and the Israel Ministry of Health approved the protocol in September 2009. The new study began in October 2009. In March 2010, we determined that it is feasible to simplify the trial design and also reduce the number of patients to be enrolled. In May 2010, we entered into a relationship with a contract research organization, or CRO, to assist us with plans to expand our study, possibly into India, and to initiate five to 10 new sites for our Phase IIb clinical trial. At that time, we believed study objectives as well as safety and efficacy endpoints would remain unchanged, and we believed the study could be concluded faster and more economically with these optimizations. The first of three cohorts has been completed and we were authorized by the Swiss and Israeli regulatory authorities to initiate the second cohort.  Despite their authorization, we stopped enrollment in order to reevaluate the protocol’s patient enrollment parameters, secure our cGMP supply of Oxycyte, review our contractor and clinical sites, and examine the possibility of opening clinical sites in other countries. At this time, we have secured our cGMP supply of Oxycyte.  We are in the process of reviewing our CRO agreement and existing clinical sites.  Our objective is to resume enrollment in the second cohort during the third quarter of fiscal year 2013.  Upon completion of the Phase II trials, a Phase III trial will need to be implemented.  In that instance, we would seek a partner to either conduct the Phase III trials, or collaborate with us to conduct the trials.

Should Oxycyte successfully progress in clinical testing and if it appears regulatory approval for one or more medical uses is likely, either in the United States or in another country, we intend to evaluate our options for commercializing the product. These options include licensing Oxycyte to a third party for manufacture and distribution, manufacturing Oxycyte ourselves for distribution through third party distributors, manufacturing and selling the product ourselves, or establishing some other form of strategic relationship for making and distributing Oxycyte with a participant in the pharmaceutical industry. We are currently investigating and evaluating all options.

Dermacyte

The Dermacyte line of topical cosmetic products contains our patented PFC technology and other known cosmetic ingredients to promote the appearance of skin health and other desirable cosmetic benefits. Dermacyte is designed to provide a moist and oxygen-rich environment for the skin when it is applied topically, even in small amounts. Dermacyte Concentrate has been formulated as a cosmetic in our lab and Dermacyte Eye Complex was created by a contract formulator, with the patent held by Oxygen Biotherapeutics. Both formulas have passed required safety and toxicity tests in the United States, and we have filed a Cosmetic Product Ingredient Statement, or CPIS with the FDA. The market for oxygen-carrying cosmetics includes anti-aging, anti-wrinkle, skin abrasions and minor skin defects.

In September 2009, we started production of our first commercial product under our topical cosmetic line, Dermacyte Concentrate.  We produced and sold a limited pre-production batch in November 2009 as a market acceptance test. The product was sold in packs of 8 doses of 0.4ml. Based on the test market results we identified specific market opportunities for this product and reformulated Dermacyte Concentrate for better product stability. Marketing and shipments of the new Dermacyte Concentrate formulation began in April 2010. We worked with a contract formulator in California to develop the Dermacyte Eye Complex which contains PFC technology as well as other ingredients beneficial to the healthy appearance of the skin around the eyes.

Since June 2010 we have marketed and sold these products through www.DermacyteUS.com (previously www.buydermacyte.com) and to dermatologists, plastic surgeons and medical spas with a combination of in-house sales, independent sales agents and exclusive distributors. We had hired a sales director based in North Carolina, and had added sales people in South Florida and California.  From October 2011 through February 2012, we evaluated that sales strategy.  The outcome was that we adjusted our growth strategy to focus exclusively on the North Carolina and South Florida markets while we focused on developing new, improved packaging for the existing commercial products, as well as reformulating the products, and expanding the line to include more skin care products.

On February 5, 2013, we entered into a License and Supply Agreement, or Dermacyte Agreement, with the Cosmetics Division of Valor SA, or Valor, with respect to Dermacyte.  The Dermacyte Agreement grants Valor the exclusive right to sell, import, export, distribute, package, label and otherwise commercialize Dermacyte worldwide for a five year term.  Valor is also authorized to sublicense the license granted under the Dermacyte Agreement provided that such sublicenses are consistent with the terms of the Dermacyte Agreement.  The Dermacyte Agreement will become effective upon our receipt from Valor of 75% of the estimated costs to complete certain product formulation and safety studies requested by Valor.

Under the Dermacyte Agreement, Valor will purchase bulk Dermacyte from us for 125% of our actual manufacturing cost, and must pay us an annual, non-refundable license fee of $140,000, payable on a quarterly basis, with the first year’s payment creditable against Dermacyte purchased by Valor in the first 12 months following the effective date of the Dermacyte Agreement.  Valor must also pay us royalties of 5% of net sales of Dermacyte once Valor’s aggregate net sales of Dermacyte equals or exceeds $10,000,000.

Dermatology

We intend to develop additional clinical research protocols and conduct proof-of-concept studies for topical indications, such as the treatment of acne, rosacea, pruritis, psoriasis, and dermatitis. In January 2012 we initiated our first proof-of-concept study in India to assess the potential of our topical gel to reduce the itch (pruritis) associated with histamine-mediated allergic skin reactions.  In May 2012, we revealed results of this study which showed that our topical gel elicited a larger reduction in Visual Analogue Scale scores following a standard histamine skin prick compared to placebo.  The sample size of this study prevented a demonstration of statistical significance so further research is necessary to evaluate its effectiveness. We believe that we will need the support of partners in this sector to commercialize these dermatologic product candidates. We can provide no assurance that the topical indications we have under development will prove their claims and be successful commercial products.

Wundecyte

Wundecyte is a novel gel developed under a contract agreement with a lab in Virginia that is designed to be used as a wound-healing gel. In July 2009, we filed a 510K medical device application for Wundecyte with the FDA. Several oxygen-producing and oxygen-carrying devices were cited as predicate devices. The FDA response was that the application likely would be classified as a combination device. The drug component of the combination device will require extensive preclinical and clinical studies to be conducted prior to potential commercialization of the product.

We have also developed a prototype for an oxygen-generating bandage that can be combined with Wundecyte gel. Wundecyte gel and the oxygen-generating bandage both entered preclinical testing in our first quarter of fiscal 2011. The studies were designed to measure factors such as time to wound closure and reduction in scar tissue formation as compared to a control group. Results showed an apparent increase in epithelial thickness versus the control. The treatment did not cause adverse effects and the models tolerated the treatment well. Our current product development plan is for Wundecyte to emerge into more complex wound-healing indications, also in combination with oxygen-producing technologies based on hydrogen peroxide. In December 2010 we signed a binding letter of intent with Sarasota Medical Products, Inc., or SMP, of Sarasota, Florida to determine the feasibility of pursuing a joint research and development venture for treating chronic ischemic wounds. The venture was to be based on combining Wundecyte with SMP’s topical medical devices.  No significant development activities have resulted from this agreement as of January 31, 2013.

Recent Developments

As of January 31, 2013, we have cash and cash equivalents of $829 thousand.  We believe that our existing cash and cash equivalents will be sufficient to fund our projected operating requirements through March 31, 2013. We will need substantial additional capital in the future in order to complete the development and commercialization of Oxycyte and to fund the development and commercialization of our future product candidates. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding, if needed, may not be available on favorable terms, if at all. In the event we are unable to obtain additional capital, we may delay or reduce the scope of our current research and development programs and other expenses.

While our common stock is currently listed on the NASDAQ Capital Market, or NASDAQ, we are not currently in compliance with NASDAQ’s continued listing standards, and there can be no assurance that we will be able to regain compliance within the time periods established by NASDAQ for continued listing.  See “Risk Factors” beginning on page S-11 for additional information.

Corporate Information

Our principal executive offices are located at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560, and our telephone number is (919) 855-2100.  Our Internet address is http://www.oxybiomed.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Oxygen Biotherapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc.  Effective June 30, 2008, we changed the domiciliary state of the corporation to Delaware and changed the company name to Oxygen Biotherapeutics, Inc.

THE OFFERING

Issuer	Oxygen Biotherapeutics, Inc.

Securities being offered by us	1,600 shares of Series B-1 Convertible Preferred Stock

Offering price	$1,000 per share

Description of Series B-1 Convertible Preferred Stock	Series B-1 Convertible Preferred Stock has a liquidation preference. See “Description of Series B-1 Convertible Preferred Stock” beginning on page S-14.

Conversion Price of Series B-1 Convertible Preferred Stock	$0.25

Shares of common stock underlying each share of Series B-1 Convertible Preferred Stock	Based on the initial conversion price of $0.25, 6,400,000 shares of common stock.

Conversion Rights
Subject to certain ownership limitations, the Series B-1 Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-1 Convertible Preferred Stock (or $1,000) by a conversation price of $0.25 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The conversion price is also subject to (1) reduction upon our issuance of common stock or common stock equivalents at an effective price per share less than the conversion price and (2) a one-time reset following the earlier of (i) a reverse split of our common stock, which we have agreed to seek approval of from our stockholders, or (ii) the 75th calendar day following the closing of this offering, which we refer to as the Trigger Date, if we have not effected a reverse split on or before such time.  See “Description of Series B-1 Convertible Preferred Stock” beginning on page S-14.

Limitation on Conversion
Subject to limited exceptions, a holder of shares of Series B-1 Convertible Preferred Stock will not have the right to convert any portion of its Series B-1 Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. In addition, until shareholder approval for this transaction is obtained (which we are required to seek within 60 days of the closing of this offering), issuances of common stock in connection with this offering are limited to no greater than 6,333,041 shares.

Forced Conversion
After shareholder approval for this transaction has been obtained and after the earlier of the reverse split or the Trigger Date, we may require the conversion of any or all Series B-1 Convertible Preferred Stock into common stock if, for at least 20 consecutive trading days, the volume weighted average price of our common stock exceeds $1.00 and the daily trading volume on each day during that period exceeds $100,000.

Covenants
As long as any shares of Series B-1 Convertible Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B-1 Convertible Preferred Stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-1 Convertible Preferred Stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-1 Convertible Preferred Stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-1 Convertible Preferred Stock, (4) increase the number of authorized shares of Series B-1 Convertible Preferred Stock, or (5) enter into any agreement with respect to any of the foregoing.

Liquidation Preference
Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, but before any distribution or payment is made to the holders of any common stock, the holders of Series B-1 Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Shares of common stock outstanding before this offering	34,065,207 shares

Common stock to be outstanding after this offering, including shares of common stock underlying shares of Series B-1 Convertible Preferred Stock	40,465,207 shares

Use of proceeds
Assuming all shares of Series B-1 Convertible Preferred Stock are sold, we estimate that the net proceeds to us from this offering will be approximately $1.445 million. We intend to use the net proceeds received from the sale of the securities for furthering our clinical trials and efforts to obtain regulatory approval for Oxycyte, developing our other product candidates, supporting manufacturing Oxycyte, research and development and general corporate purposes. See “Use of Proceeds.”

Risk Factors
Investing in our securities involves a high degree of risk.  See the “Risk Factors” section of this prospectus supplement on page S-11 and in the documents we incorporate by reference in this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in our securities.

The number of shares of common stock outstanding before and after the offering is based on 34,065,207 shares outstanding as of February 21, 2013 and excludes:

●	3,404,229 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.95 per share;

●	225,713 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $2.86 per share and 40,370 shares of common stock issuable upon the vesting of outstanding restricted stock grants;

●	5,565,281 shares of common stock reserved for future grants and awards under our equity incentive plans;

●	2,172,950 shares of common stock issuable upon the conversion of outstanding convertible notes with a weighted average conversion price of $2.255; and

●	14,600,000 shares of common stock issuable upon the conversion of certain shares of preferred stock and exercise of certain warrants to be issued in connection with this offering as described below under “Private Placement Transaction and Warrants.”

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks under the heading “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the SEC on July 25, 2012, and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2012, filed with the SEC on December 14, 2012, which information is incorporated by reference in this prospectus supplement, and the additional risks described below and other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding to invest in our securities. If any of the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations.  In any case, the value of our securities could decline, and you could lose all or part of your investment, or our use of the offering proceeds may not yield a favorable return on your investment.  You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus supplement.

Risks Relating to the Offering

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently intend to use the net proceeds received from the sale of the securities to further our clinical trials and efforts to obtain regulatory approval of Oxycyte, develop our product candidates, including dermatologic indications using our topical gel, support manufacturing of Oxycyte, distribution of our Dermacyte cosmetic product and other product candidates, for research and development and for general corporate purposes, including working capital and potential acquisitions.  Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as result, our stock price could decline.

The offering price is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of October 31, 2012, investors converting Series B-1 Convertible Preferred Stock for shares of common stock will incur immediate dilution. In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional financings in the future, as we continue to build our business. In future years, we will likely need to raise significant additional capital to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

In addition, our board of directors has the authority to establish the designation of additional shares of preferred stock that may be convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. Any such additional shares of preferred stock may have rights, preferences and privileges senior to those of outstanding common stock, and the issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders.

There is no public market for the Series B-1 Convertible Preferred Stock.

There is no established public trading market for the Series B-1 Convertible Preferred Stock being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B-1 Convertible Preferred Stock on any securities exchange.  Without an active market, the liquidity of the Series B-1 Convertible Preferred Stock will be limited.

If we cannot meet the NASDAQ Capital Market continued listing requirements, the common stock underlying the Series B-1 Convertible Preferred Stock may be delisted which could have an adverse impact on the liquidity and market price of our common stock.

While the shares of common stock underlying the Series B-1 Convertible Preferred Stock will be listed on NASDAQ, there can be no assurance that it will continue to be listed in the future.  Continued listing of a security on NASDAQ is conditioned upon compliance with various continued listing standards, which require, among other things, that for 30 consecutive trading days (i) the closing minimum bid price for our listed securities not be lower than $1.00 per share and (ii) our market capitalization not be lower than $35 million. The closing bid price for our shares has been less than $1.00 per share since August 21, 2012 and our market capitalization has been less than $35 million since August 8, 2012.

On September 20, 2012 we received a deficiency notice from NASDAQ due to our market capitalization falling below $35 million for 30 consecutive days. We are required to regain compliance with continued listing standards before March 19, 2013. On October 3, 2012 we received a deficiency notice from NASDAQ due to the closing bid price for our shares falling below $1.00 per share for 30 consecutive days. We are required to regain compliance with continued listing standards before April 1, 2013.

There can be no assurance made that we will be able to regain compliance during that period, and, if we do not, our common stock will be subject to delisting from the NASDAQ.  Delisting from NASDAQ would negatively impact us and our stockholders by, among other things, reducing the liquidity and market price of our common stock and adversely affecting our ability to raise additional capital.

Our litigation with Tenor may have a materially adverse effect on our company.

On August 30, 2011, Tenor filed a lawsuit in the United States District Court for the Southern District of New York alleging that a right of first offer held by Tenor was breached in connection with our June 2011 financing. The complaint seeks compensatory damages, attorneys’ fees and costs.  On July 11, 2012, the court found in favor of Plaintiff’s motion for summary judgment, holding that we breached the agreement and that we are liable for at least some damages.  The matter was to move to trial for a jury to determine what, if any more than nominal, damages Plaintiff’s suffered from our breach of the agreement.

On February 19, 2013, we and Tenor reached a tentative oral settlement of this litigation, which provides that the parties will settle the matter for our payment of $600,000 in cash, payable in six quarterly installments commencing on the date the parties execute a written settlement agreement.   The settlement is subject to completion of a written settlement agreement documenting this oral understanding and that includes, among other things, the process by which payments are made and Tenor’s recourse mechanisms should the payments not be made. The written settlement agreement is also subject to review and approval by Tenor’s Investment Committee and our Board, in their absolute and sole discretion.

Until the written settlement agreement is effective, there can be no assurance that the litigation with Tenor will be settled.  We have incurred significant costs in defending this litigation to date, and we are likely to continue to do so if the settlement does not occur.  In addition, the litigation has resulted, and may to continue to result, in a diversion of management’s attention and resources that could otherwise have been used to advance our business plan. If the settlement does not occur and the case goes to trial, we may be held liable for significant monetary damages to Tenor, which would have a material adverse effect on our business, financial condition, or results of operations, and would potentially threaten our ability to continue as a going concern.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus supplement and the prospectus and the information they incorporate by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements.  These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements.  Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement, in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, as well as any subsequent filings with the SEC.  Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements.  Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.  You should read carefully this prospectus supplement, the prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect.  We hereby qualify all of our forward-looking statements by these cautionary statements.  Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $1.445 million. We intend to use the net proceeds of this offering to further our clinical trials and efforts to obtain regulatory approval of Oxycyte, develop our product candidates, including dermatologic indications using our topical gel, support manufacturing of Oxycyte, for research and development and for general corporate purposes, including working capital and potential acquisitions.  We currently do not have any arrangements or agreements for any acquisitions.  We cannot precisely estimate the allocation of the net proceeds from this offering.  Accordingly, our management will have broad discretion in the application of the net proceeds of this offering. Pending the use of net proceeds, we intend to invest these net proceeds in certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

Our net tangible book value as of October 31, 2012 was approximately $(963) thousand, or approximately $(0.03) per share of common stock. Net tangible book value per share is equal to our total tangible assets less our total liabilities, with this amount divided by the number of shares of common stock outstanding as of October 31, 2012.  After giving effect to the sale of 1,600 shares of Series B-1 Convertible Preferred Stock in this offering and assuming the conversion of all the shares of Series B-1 Convertible Preferred Stock sold in the offering at the initial conversion price of $0.25, after deducting the placement agent’s fees and estimated expenses of this offering, our as adjusted net tangible book value would have been approximately $482 thousand, or $0.01 per share of common stock.  Assuming the completion of this offering, this represents an immediate increase in net tangible book value of $0.04 per share to our existing stockholders and an immediate dilution of $(0.24) per share to anyone who purchases our Series B-1 Convertible Preferred Stock in this offering. The following table illustrates this calculation on a per share basis:

Conversion Price of Series B-1 Convertible Preferred Stock		0.25
Net Tangible book value per share as of October 31, 2012	(0.03)
Increase per share attributable to the offering	0.04
Adjusted net tangible book value per share as of October 31, 2012 after giving effect to this offering		0.01
Dilution per share to new investors		(0.24)

The foregoing table is based on 32,899,900 shares of common stock outstanding as of October 31, 2012 and assumes no exercise of warrants or options or issuances of shares of common stock since that date.  In addition, the table does not take into effect further dilution to new investors that could occur upon the exercise of the outstanding options and warrants having an exercise price less than the per share offering price to the public in this offering.

In addition, the calculation in the foregoing table does not take into account any of the following:

●	304,461 shares of common stock issuable upon the conversion of outstanding shares of Series A convertible preferred stock;

●	5,701,875 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.07 per share;

●
277,047 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $3.20 per share and 75,667 shares of common stock issuable upon the vesting of outstanding restricted stock grants;

●	5,514,337 shares of common stock reserved for future grants and awards under our equity incentive plans;

●	2,172,950 shares of common stock issuable upon the conversion of outstanding convertible notes with a weighted average conversion price of $2.255; and

●
14,600,000 shares of common stock issuable upon the conversion of certain shares of preferred stock and exercise of certain warrants to be issued in connection with this offering as described below under “Private Placement Transaction and Warrants.”

DESCRIPTION OF SERIES B-1 CONVERTIBLE PREFERRED STOCK

The material terms and provisions of the Series B-1 Convertible Preferred Stock being offered pursuant to this prospectus supplement are summarized below.  The terms of our Series B-1 Convertible Preferred Stock are provided in a certificate of designation, which was filed as an exhibit to a Current Report on Form 8-K with the SEC in connection with this offering. This summary of the Series B-1 Convertible Preferred Stock is subject in all respects to the provisions contained in such certificate of designation.

 General

Our Certificate of Incorporation authorizes 10,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 1,600 shares of preferred stock as Series B-1 Convertible Preferred Stock. As of February 22, 2013, there were no shares of Series B-1 Convertible Preferred Stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the Series B-1 Convertible Preferred Stock, except as prohibited by the certificate of designation of the Series B-1 Convertible Preferred Stock.

Liquidation Preference

The Series B-1 Convertible Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B-1 Convertible Preferred Stock, and (3) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B-1 Convertible Preferred Stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B-1 Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B-1 Convertible Preferred Stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-1 Convertible Preferred Stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-1 Convertible Preferred Stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-1 Convertible Preferred Stock, (4) increase the number of authorized shares of Series B-1 Convertible Preferred Stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B-1 Convertible Preferred Stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B-1 Convertible Preferred Stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series B-1 Convertible Preferred Stock;
●	increase or decrease the par value of the shares of Series B-1 Convertible Preferred Stock; or
●	alter or change the powers, preferences, or special rights of the shares of Series B-1 Convertible Preferred Stock so as to affect them adversely.

Conversion

Subject to certain ownership limitations as described below, the Series B-1 Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-1 Convertible Preferred Stock (or $1,000) by a conversation price of $0.25 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In addition, until such time that, for at least 20 consecutive trading days, the volume weighted average price of our common stock exceed $1.00 (as adjusted for reverse and forward stock splits and similar transactions) and the daily dollar trading volume during such period exceeds $100,000 per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the conversion price then in effect (such lower price, the “Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price.

On the 10th trading day following the earlier of (a) the first reverse split of our common stock while the Series B-1 Convertible Preferred Stock is outstanding or (b) the 75th calendar day following the closing of this offering, which we refer to as the Trigger Date, the Base Conversion Price will be reduced to the lowest of (i) the Base Conversion Price, as adjusted and (ii) 80% of the average of the volume weighted average prices of our common stock for the 10 trading days following the reverse split or Trigger Date, as applicable.

Subject to limited exceptions, a holder of shares of Series B-1 Convertible Preferred Stock will not have the right to convert any portion of its Series B-1 Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Certain NASDAQ continued listing standards limit the number of securities that may be issued in a particular offering.  Accordingly, without prior shareholder approval (the “Shareholder Approval”), common stock may not be issued upon the conversion of the Series B-1 Convertible Preferred Stock, or upon conversion or exercise of preferred stock and warrants being issued in connection with this offering described in “Private Placement Transaction and Warrants”, if such conversion or exercise would result in aggregate issuances by us of common stock in excess of 6,333,041 shares.

In addition, we are obligated to hold a special meeting of shareholders within 60 days after the closing of this offering for the purposes of (i) obtaining the Shareholder Approval of this offering and (ii) obtaining approval of a reverse split of our common stock.

Forced Conversion

If, after the Stockholder Approval has been obtained and after the earlier of the reverse split or the Trigger Date, the volume weighted average price of our common stock exceeds $1.00 (as adjusted) for at least 20 consecutive trading days and the daily dollar trading volume during such period exceeds $100,000 per trading day, we have the right to require conversion of any or all of the outstanding shares of Series B-1 Convertible Preferred Stock into common stock at the then-current conversion price.

Dividends

The Series B-1 Convertible Preferred Stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock.  No other dividends will be paid on shares of Series B-1 Convertible Preferred Stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B-1 Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share plus accrued but unpaid dividends, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

DESCRIPTION OF SERIES B-2 CONVERTIBLE PREFERRED STOCK

As described below under “Private Placement Transaction and Warrants” substantially concurrently with the closing of the sale of shares of Series B-1 Convertible preferred stock in the offering, we also expect to sell a total of $500,000 of shares of Series B-2 Convertible Preferred Stock to certain investors in a private placement transaction. The terms of the Series B-2 Convertible Preferred Stock are substantially identically to the terms of the Series B-1 Convertible Preferred Stock. As of February 22, 2013, there were no shares of Series B-2 Convertible Preferred Stock outstanding.

DESCRIPTION OF COMMON STOCK

A description of the common stock we are offering pursuant to this prospectus supplement is set forth under the heading “Description of Capital Stock—Common Stock” beginning on page 4 of the accompanying prospectus.  As of February 22, 2013, we had 34,065,207 shares of common stock outstanding.

PRIVATE PLACEMENT TRANSACTION AND WARRANTS

Substantially concurrently with the closing of the sale of shares of Series B-1 Convertible Preferred Stock in the offering, we also expect to sell a total of $500,000 of shares of Series B-2 Convertible Preferred Stock to certain investors in a private placement transaction (the “Private Placement Transaction”).  The terms of the Series B-2 Convertible Preferred Stock are substantially identically to the terms of the Series B-1 Convertible Preferred Stock and will be initially convertible into a total of 2,000,000 shares of common stock.  Such shares will be issued and sold without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

In connection with the purchase of shares of Series B-1 Convertible Preferred Stock in this offering and the shares of Series B-2 Convertible Preferred Stock in the Private Placement Transaction, the investors will receive warrants to purchase an aggregate of 12,600,000 shares of common stock, at an initial exercise price equal to $0.50 (the “Warrants”).

Each Warrant will be exercisable at any time on or after the date of issuance (the “Initial Exercise Date”).  One-half of the Warrants will be exercisable for two years from the Initial Exercise Date, but not thereafter, and the other half will be exercisable for six years from the Initial Exercise Date, but not thereafter.  Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.  In addition, until the Shareholder Approval is obtained, the warrants may not be exercised if it would result in total issuances of common stock in connection with the Series B-1 Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Warrants exceeding 6,333,041 shares of common stock.

The Warrants provide that in the event of certain enumerated fundamental transactions, each holder of Warrants will have the option to require us to purchase its Warrants in cash for the Black-Scholes value of the Warrants.  In addition, if at the time of exercise of a Warrant there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the shares of our common stock underlying the Warrant to the holder, then the Warrant may only be exercised by means of a “cashless exercise.”

Such Warrants will be issued and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Accordingly, investors may exercise those warrants and sell the underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

PLAN OF DISTRIBUTION

Ladenburg Thalmann & Co. Inc., which we refer to herein as the Placement Agent, has agreed to act as placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated February 22, 2013. The Placement Agent is not purchasing or selling any shares of Series B-1 Convertible Preferred Stock offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of Series B-1 Convertible Preferred Stock, but has agreed to use its best efforts to arrange for the sale of all of the shares of Series B-1 Convertible Preferred Stock offered hereby. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of shares of Series B-1 Convertible Preferred Stock offered pursuant to this prospectus.

We have agreed to pay the Placement Agent a placement agent’s fee equal to seven percent (7%) of the aggregate purchase price of the shares of Series B-1 Convertible Preferred Stock sold in this offering and pursuant to the private placement transaction described above under “Private Placement Transaction and Warrants”.

We will also reimburse the Placement Agent for its reasonable out-of-pocket expenses, including, without limitation, fees and expenses of counsel to the Placement Agent, in an amount equal to the lesser of $50,000 and 1% of the aggregate gross proceeds of the sale of the shares of Series B-1 Convertible Preferred Stock sold in this offering and the private placement transaction described above under “Private Placement Transaction and Warrants”, subject to compliance with FINRA Rule 5110(f)(2)(D).  The actual expense reimbursement to the Placement Agent for this offering is $16,000. The actual expense reimbursement to the Placement Agent for the private placement transaction is $5,000.

The following table shows the per share and total placement agent’s fees that we will pay to the Placement Agent in connection with the sale of the shares of Series B-1 Convertible Preferred Stock offered pursuant to this prospectus assuming the purchase of all of the shares offered hereby.

Per share placement agent’s fees	$70
Maximum offering total	$112,000

Because there is no minimum amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell Series B-1 Convertible Preferred Stock to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase Series B-1 Convertible Preferred Stock is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

In no event will the total amount of compensation paid to the Placement Agent or any other member of FINRA or independent broker-dealer upon completion of this offering exceed 8% of the gross proceeds of the offering.   We estimate the total offering expenses in this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $45,000 which include legal, accounting and printing costs, various other fees and reimbursement of the placement agent’s expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement. A copy of the placement agent agreement and the form of securities purchase agreement with investors are included as exhibits to a Current Report on Form 8-K filed with the SEC in connection with this offering and is incorporated by reference into the registration statement of which this prospectus supplement is part.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the Series B-1 Convertible Preferred Stock sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and
●
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC.  You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov.  Such filings are also available at our website at http://www.oxybiomed.com.  Website materials are not a part of this prospectus supplement.

We have filed a registration statement, of which this prospectus supplement and the accompanying prospectus are a part, covering the securities offered hereby.  As allowed by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto.  We refer you to the registration statement, as amended, filed with the SEC on April 7, 2010, the exhibits, financial statements and schedules thereto for further information.  This prospectus supplement and the accompanying prospectus are qualified in their entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The following documents filed with the SEC are hereby incorporated by reference in this prospectus supplement:

(a) Our Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the SEC on July 25, 2012;

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2012, filed with the SEC on September 19, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2012, filed with the SEC on December 14, 2012;

(c) Our Current Reports on Form 8-K filed with the SEC on June 15, 2012, August 28, 2012, September 9, 2012, September 21, 2012, October 5, 2012, February 11, 2013, February 20, 2013 and February 22, 2013; and

(d) The description of our Common Stock contained in our Registration Statement on Form 8-A filed on January 11, 2010, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Oxygen Biotherapeutics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents.   However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein.  All requests should be sent to the attention of Nancy Hecox, Vice President of Legal Affairs and General Counsel, Oxygen Biotherapeutics, Inc., ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560 or made via telephone at (919) 855-2100.

LEGAL MATTERS

The validity of our securities issuable hereunder has been passed upon for Oxygen Biotherapeutics by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.  Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the placement agent in connection with various matters related to the securities offered hereby.

EXPERTS

Cherry, Bekaert & Holland, L.L.P., our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended April 30, 2012, filed on July 25, 2012, which is incorporated by reference in this prospectus supplement.  Our consolidated financial statements are incorporated by reference in reliance on their report given upon their authority as experts in accounting and auditing.

PROSPECTUS

Oxygen Biotherapeutics, Inc.

$75,000,000
Common Stock
Preferred Stock
Warrants

From time to time, we may offer and sell the following securities with an aggregate offering price of up to $75,000,000 in amounts, at prices and on terms described in one or more supplements to this prospectus:

●	shares of common stock;

●	shares of preferred stock; and

●	warrants to purchase shares of common stock or preferred stock.

This prospectus describes some of the general terms that may apply to an offering of the securities.  The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus.  We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering.  You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, before you invest.

This prospectus may not be used to offer and sell securities without a prospectus supplement.

We may offer and sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.  If any agents or underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.  The supplements to this prospectus will provide the specific terms of the plan of distribution.  The net proceeds we expect to receive from sales by us will be set forth in the applicable prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market and is quoted under the symbol OXBT.  On April 1, 2010, the last reported sale price of our common stock was $5.02 per share.

Investing in our securities involves a high degree of risk.  You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 3 and those contained in the applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2010

ABOUT THIS PROSPECTUS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
ABOUT OXYGEN BIOTHERAPEUTICS, INC.	3
RISK FACTORS	3
USE OF PROCEEDS	4
DESCRIPTION OF CAPITAL STOCK	4
DESCRIPTION OF WARRANTS	6
PLAN OF DISTRIBUTION	7
WHERE YOU CAN FIND MORE INFORMATION	8
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	8
LEGAL MATTERS	9
EXPERTS	9

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process.  By using a shelf registration statement, we may sell any combination of the securities referred to herein from time to time and in one or more offerings as described herein up to a maximum aggregate offering price of $75,000,000.  Each time that we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.  Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus.  We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Oxygen Biotherapeutics,” “we,” “our” and “us” in this prospectus, we mean Oxygen Biotherapeutics, Inc., a Delaware corporation, unless otherwise specified.  Our principal executive offices are located at 2530 Meridian Parkway, Suite 3078, Durham, North Carolina 27713 and our telephone number is (919) 806-4414.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and any applicable prospectus supplement and the information they incorporate by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements.  These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements.  Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.  Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements.  Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.  You should read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect.  We hereby qualify all of our forward-looking statements by these cautionary statements.  Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

ABOUT OXYGEN BIOTHERAPEUTICS, INC.

Oxygen Biotherapeutics is engaged in the business of developing biotechnology products with a focus on oxygen delivery to tissue. We are currently developing Oxycyte™, a product we believe is a safe and effective oxygen carrier for use in surgical and similar medical situations. We have developed a family of perfluorocarbon based oxygen carriers for use in personal care, topical wound healing, and other topical indications.  We are currently selling Dermacyte™ skin care products, which utilize our perfluorocarbon oxygen carrier technology.  Our Dermacyte™ skin care products are designed to promote a more youthful skin appearance through the delivery of Oxygen.  In addition, we also have under development Fluorovent™, an oxygen exchange fluid for facilitating the treatment of lung conditions, and out-licensed our rights to a biosensor implant product that uses an enzyme process for measuring the glucose level in subcutaneous fluid.

Our executive offices are located at 2530 Meridian Parkway, Suite 3078, Durham, North Carolina 27713, and our telephone number is (919) 806-4414.

Oxygen Biotherapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. Effective June 30, 2008, we changed our domiciliary state from New Jersey to Delaware and the company name to Oxygen Biotherapeutics, Inc.

RISK FACTORS

Investing in our securities involves certain risks.  Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in our securities described in any applicable prospectus supplement or free writing prospectus and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.  You should consider carefully those risks as well as other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, and in any free writing prospectuses that we have authorized for use in connection with a specific offering, before deciding whether to purchase any of our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and you may lose all or part of your investment.

USE OF PROCEEDS

Except as described in the applicable prospectus supplement, we anticipate using the net proceeds from the sale of our common stock, preferred stock and warrants for general corporate purposes, including capital expenditures, working capital, repayment of any indebtedness outstanding, acquisitions and other business opportunities.  Pending such uses of proceeds, the net proceeds may be temporarily invested in short-term securities.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our capital stock.  The following description is based upon our Certificate of Incorporation, as amended, which we will refer to hereafter as our Certificate of Incorporation, our Bylaws and applicable provisions of law.  We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete.  The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.  You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock in one or more series, $0.0001 par value per share.

Common Stock

As of April 1, 2010, there were 21,323,291 shares of our common stock outstanding held of record by 1,388 stockholders.  In addition, there are outstanding options, warrants and rights to acquire up to an additional 4,418,564 shares of common stock.

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of Oxygen Biotherapeutics upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

The transfer agent for the common stock is Interwest Transfer Company, Salt Lake City, Utah.  Our common stock is traded on the Nasdaq Capital Market and is quoted under the symbol OXBT.

Preferred Stock

As of April 1, 2010, there were no shares of our preferred stock outstanding.

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each series includes, but is not limited to, determining the following:

●	the designation of the series, which may be by distinguishing number, letter or title;

●	the number of shares of the series;

●	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, are cumulative or noncumulative;

●	dates at which dividends, if any, are payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

●
whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of Oxygen Biotherapeutics or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of shares of the series.

Certain Provisions of the Certificate of Incorporation and Bylaws; Indemnification

Special Meetings of Stockholders.  Our Bylaws provide that special meetings of stockholders may be called only by the Chairman, President or by a majority of the Board of Directors, or by a person designated by the Board of Directors.  Stockholders are not permitted to call a special meeting of stockholders or to require that the Chairman, the President or the Board of Directors request the calling of a special meeting of stockholders.

Advance Notice Requirement.  Stockholder proposals to be brought before an annual meeting of our stockholders must comply with advance notice procedures.  These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nomination of persons for election to the Board of Directors.  Generally, to be timely, notice must be received at our principal executive offices not less than 120 days prior to the first anniversary of the date on which we first mailed notice of the annual meeting to stockholders in connection with the previous year’s annual meeting of stockholders.

Blank Check Preferred Stock.  Our Board of Directors is authorized by our Certificate of Incorporation to issue, without further stockholder action, up to 10,000,000 shares of designated preferred stock with rights and preferences, including voting rights, designated by the Board of Directors.  The existence of the authorized but unissued shares of preferred stock enables our Board of Directors to render more difficult or to discourage an attempt to obtain control of Oxygen Biotherapeutics by means of a merger, tender offer, proxy contest or otherwise.

Limitation of Liability and Indemnification of Officers and Directors.  Pursuant to the Certificate of Incorporation and under Delaware law, directors and executive officers are not liable to Oxygen Biotherapeutics or its stockholders for monetary damages for breach of fiduciary duty, except liability in connection with a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases illegal under Delaware law, or any transaction in which a director has derived an improper personal benefit.

Our Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which such person may be involved by reason of the fact that such person was our director or officer if such person acted in good faith or in a manner reasonably believed to be in or not opposed to our best interests. To the extent that a director or officer has been successful in defense of any proceeding, our bylaws provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Certain anti-takeover effects of Delaware law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law.  In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined in Section 203) for three years following the date that such person became an interested stockholder unless various conditions are satisfied.

DESCRIPTION OF WARRANTS

This description summarizes only the terms of any warrants that we may offer under this prospectus and related warrant agreements and certificates.  You should refer to the warrant agreement, including the form of warrant certificate representing the warrants, relating to the specific warrants being offered for complete terms, which will be described and included in an accompanying prospectus supplement.  Such warrant agreement, together with the warrant certificate, will be filed with the SEC in connection with the offering of the specific warrants.

We may issue warrants for the purchase of common or preferred stock. Warrants may be issued independently or together with common or preferred stock, and may be attached to or separate from any other securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement.  We may enter into the warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to the particular series of warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the series.  Those terms may include:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

●	the terms of the securities issuable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

●	the price at which the securities issuable upon exercise of such warrants may be acquired;

●	the dates on which the right to exercise such warrants will commence and expire;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Exercise of Warrants.  Each warrant will entitle the holder thereof to purchase such number of shares of common stock or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement.  Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.  Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby.  Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities.  If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants.  Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant.  A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time:

●	through agents;

●	through underwriters or dealers;

●	directly to one or more purchasers;

●	through a combination of any of these methods of sale; or

●	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

●	negotiated transactions;

●	at a fixed public offering price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and will file proxy and information statements and other information with the SEC.  You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov.  Such filings are also available at our website at http://www.oxybiomed.com.  Website materials are not a part of this prospectus.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby.  As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto.  We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information.  This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

(a) Our Annual Report on Form 10-K for the fiscal year ended April 30, 2009, filed with the SEC on August 12, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on March 25, 2010;

(b) Our Quarterly Reports on Form 10-Q for the quarterly periods ended (i) July 31, 2009, filed with the SEC on September 17, 2009; (ii) October 31, 2009, filed with the SEC on December 11, 2009; and (iii) January 31, 2010, filed with the SEC on March 19, 2010;

(c) Our Current Reports on Form 8-K filed with the SEC on June 8, 2009, July 21, 2009, August 17, 2009, August 28, 2009, September 2, 2009, October 29, 2009, November 13, 2009, December 1, 2009, December 14, 2009 and March 4, 2010; and

(d) The description of our Common Stock contained in our Registration Statement on Form 8-A filed on January 11, 2010, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Oxygen Biotherapeutics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including those filed after the date of the initial registration statement and prior to effectiveness of the registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.   However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein.  All requests should be sent to the attention of Nancy Hecox, Vice President of Legal Affairs and General Counsel, Oxygen Biotherapeutics, Inc., 2530 Meridian Parkway, Suite 3078, Durham, North Carolina 27713 or made via telephone at (919) 806-4414.

LEGAL MATTERS

The validity of our securities issuable hereunder will be passed upon for Oxygen Biotherapeutics by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.

EXPERTS

Cherry, Bekaert & Holland, L.L.P., our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended April 30, 2009, filed on August 12, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed on March 25, 2010 which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on their report given upon their authority as experts in accounting and auditing.

1,600 Shares of Series B-1 Convertible Preferred Stock

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PROSPECTUS SUPPLEMENT
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Ladenburg Thalmann & Co. Inc.

February 22, 2013